Exhibit 4.4

STANDSTILL AND VOTING AGREEMENT
BY AND BETWEEN
SANCHEZ ENERGY CORPORATION
AND

THE GSO FUNDS

STANDSTILL and voting AGREEMENT

This STANDSTILL AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of February 6, 2017, by and between (a) Sanchez Energy Corporation, a Delaware corporation (the “Company”), and (b) the funds specified on the signature pages hereof (collectively, the “GSO Funds” and individually, a “GSO Fund”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in Article I.

RECITALS:

WHEREAS, the Company is undertaking a firm commitment underwritten public offering (the “Offering”) of 10.0 million new shares of the Company’s common stock at a price to the public of $12.50 per share;

WHEREAS, the GSO Funds have agreed to purchase 500,000 shares of the Company’s common stock in the Offering (the “Offered Stock”);

WHEREAS, pursuant to the Securities Purchase Agreement, dated January 12, 2017 (the “SPA”), among the Company, SN EF UnSub GP, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (the “General Partner”), SN EF UnSub, LP, a Delaware limited partnership of which the General Partner is the sole general partner (the “Partnership”), SN EF UnSub Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“SN Holdings”), SN UR Holdings, LLC, a Delaware limited liability company, GSO ST Holdings Associates LLC, a Delaware limited liability company (“GSO Associates”), and GSO ST Holdings LP, a Delaware limited partnership (“GSO Holdings”), among other things, at the Anadarko Closing, the Company has agreed to issue to the GSO Funds the SN Shares and the Warrants in accordance with Section 2.06(a)(iv) of the SPA, subject to the conditions set forth in the SPA;

WHEREAS, at the Anadarko Closing, the Warrants will be issued to the GSO Funds pursuant to the Warrant Agreement, dated as of the date of the Anadarko Closing (the “Warrant Agreement”), among the Company and the GSO Funds;

WHEREAS, the parties hereto believe that it is desirable to establish certain provisions with respect to the Voting Securities that are currently held, or may be acquired, by the GSO Funds; and

WHEREAS, the Board of Directors of the Company has approved this Agreement upon the terms and subject to the conditions contained herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1       Definitions.  Capitalized terms used herein without definition shall have the meanings set forth below:

“Affiliate” means, with respect to any of the GSO Funds, any Person that is directly or indirectly Controlled by GSO and, with respect to any other specified Person, any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified; provided, that no portfolio company directly or indirectly Controlled by GSO shall be deemed an Affiliate of the GSO Funds; provided further, that, for purposes of this Agreement, The Blackstone Group, L.P. and all private equity funds, portfolio companies, parallel investment entities, and alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P., or its Affiliates that are not part of the credit-related businesses of The Blackstone Group L.P., shall neither constitute nor be considered or otherwise deemed to be an “Affiliate” of GSO, the GSO Funds or their Affiliates or any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates within the credit-related businesses of The Blackstone Group L.P. that are part of the credit-related businesses of The Blackstone Group L.P.

“Agreement” has the meaning specified therefor in the introductory paragraph.

“Anadarko Closing” has the meaning assigned to such term in the SPA.

“Basic Documents” shall have the meaning assigned to such term in the SPA.

“Bankruptcy Event” means, with respect to any Person, the occurrence of one or more of the following events: (a) such Person (i) admits in writing its inability to pay its debts as they become due, (ii) files, or consents or acquiesces by answer or otherwise to the filing against it of a petition for relief or reorganization or rearrangement, readjustment or similar relief or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, dissolution, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as bankrupt or as insolvent or to be liquidated, (vi) gives notice to any Governmental Authority of insolvency or pending insolvency, or (vii) takes corporate action for the purpose of any of the foregoing; or (b) a court of Governmental Authority of competent jurisdiction enters an order appointing, without consent by such Person, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of such Person, or a petition or involuntary case with respect to any of the foregoing shall be filed or commenced against such Person.

“Beneficially Own” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular

“person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. For purposes of this Agreement, none of GSO, the GSO Funds  or their  Affiliates or any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates, shall constitute or be deemed to “Beneficially Own” any Common Stock or Voting Securities that is Beneficially Owned by The Blackstone Group, L.P. or any private equity funds, portfolio companies, parallel investment entities, or alternative investment entities owned, managed, or Controlled by The Blackstone Group, L.P. or its Affiliates that are not part of the credit-related businesses of The Blackstone Group, L.P.

“Beneficial Ownership” has a correlative meaning to Beneficially Own.

“Board” means the Board of Directors or similar governing body of any member of the Company Group, as applicable.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any class or classes of stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any liquidation, dissolution or winding up of the Company. For purposes of this Agreement, references to a share or shares of Common Stock shall be deemed to include the Right(s) associated with such share or shares that are issued pursuant to the Rights Plan or any similar successor plan hereafter adopted by the Company.

“Company” has the meaning specified therefor in the introductory paragraph of this Agreement and includes any successor thereto.

“Company Group” means the Company and its Affiliates, other than the General Partner and the Partnership and its subsidiaries, if any.

“Control”  (including the terms controlling, controlled by and under common control with) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled” and “Controlling” shall have correlative meanings.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC promulgated thereunder.

“General Partner” has the meaning assigned to such term in the SPA.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“GSO” means GSO Capital Partners LP.

“GSO Fund” or “GSO Funds” has the meaning assigned to such term in the preamble of this Agreement.

“Joint Development Agreement” has the meaning assigned to such term in the SPA.

“Offered Stock” has the meaning specified therefor in the recitals of this Agreement.

“Offering” has the meaning specified therefor in the recitals of this Agreement.

“Partnership” means SN EF UnSub, LP, a Delaware limited partnership.

“Partnership Agreement” has the meaning assigned to such term in the SPA.

“Person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Rights”  has the meaning assigned to such term under the Rights Plan.

“Rights Plan”  means that certain Rights Agreement, dated as of July 28, 2015, between the Company and Continental Stock Transfer & Trust Company, as rights agent, including the exhibits attached thereto, as such rights agreement may be amended, modified or supplemented from time to time.

“SEC” means the U.S. Securities and Exchange Commission (or any successor agency).

“Securities” means (i) the warrant to purchase shares of Common Stock issued pursuant to the Warrant Agreement, (ii) the SN Shares, (iii) Common Stock issued or issuable pursuant to the Warrant Agreement and (iv) the Offered Stock.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended and the rules and regulations of the SEC promulgated thereunder.

“SN Shares” has the meaning assigned to such term in the SPA.

“SPA” has the meaning specified therefor in the recitals of this Agreement.

“Standstill Termination Date” means the date on which GSO, the GSO Funds and their respective Affiliates Beneficially Own less than 1.0% of the outstanding Voting Securities.

“Votes” means votes entitled to be cast generally in the election of members of the Board.

“Voting Power” means, as of any time, the ratio, expressed as a percentage, of (x) the Votes (with respect to the Board of the Company) represented by the Voting Securities Beneficially Owned by the Person in question and its Affiliates to (y) the aggregate (A) Votes (with respect to the Board of the Company) represented by all then outstanding Voting Securities plus (B) without duplication the Votes (with respect to the Board of the Company) represented by the Voting Securities underlying any other interests Beneficially Owned by the Person in question and its Affiliates.

“Voting Securities” means, together, (1) the Common Stock and (2) any shares of any class of capital stock or other equity interest (or other security or interest) of any member of the Company Group, other than the Common Stock, that are entitled to vote generally in the election of members of the Board.

“Warrant Agreement” has the meaning specified therefor in the recitals of this Agreement.

“Warrants” has the meaning assigned to such term in the SPA.

Article II

STANDSTILL; VOTING

Section 2.1        Standstill.  During the period commencing on the date hereof and ending on the Standstill Termination Date, without the prior consent of the Company, each of the GSO Funds agrees that neither it nor any of its Affiliates will (and such GSO Fund will cause its Affiliates to not), directly or indirectly:

(a)     other than the acquisition of additional shares of Common Stock by any of the GSO Funds pursuant to (i) the SPA, (ii) the exercise of the Warrant Agreement or (iii) the exercise of Rights associated with Common Stock owned by such GSO Fund or its Affiliates, acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any of the Company Group’s corporate loans, debt securities, Voting Securities, other Company Group securities or all or substantially all of the assets of any member of the Company Group, or rights or options to acquire interests in any of the Voting Securities or other Company Group securities of any member of the Company Group or all or substantially all of the assets of any member of the Company Group;

(b)     (i) call a special meeting of the holders of Voting Securities of any member of the Company Group, including without limitation by written consent, (ii) seek representation on the Board of any member of the Company Group, (iii) seek the removal of any member of the Board of any member of the Company Group, (iv) solicit consents from securityholders or otherwise act or seek to act by written consent with respect to the Company Group, (v) conduct a referendum of securityholders of any member of the Company Group or (vi) make a request for any securityholder list or other Company Group books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;

(c)     make any statement or proposal to the Board of any member of the Company Group regarding, or make any public announcement, proposal or offer (including without limitation any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit, seek or offer to effect (including without limitation, for the avoidance of doubt, indirectly by means of communication with the press or media):

(i)      any acquisition of any of the securities or all or substantially all of the assets of any member of the Company Group, or rights or options to acquire interests in any of the securities or all or substantially all of the assets of any member of the Company Group;

(ii)     any business combination, merger, tender offer, exchange offer, similar transaction or other extraordinary transaction involving any member of the Company Group;

(iii)    any restructuring, recapitalization, liquidation or similar transaction involving any member of the Company Group;

(iv)    any proposal to seek representation on the Board of any member of the Company Group or otherwise seek to control or influence the management, the Board or policies of any member of the Company Group, including, without limitation, (A) any plans or proposals to change the number or term of directors or to fill any vacancies on the Board of any member of the Company Group, (B) any material change in the capitalization or dividend policy of any member of the Company Group, (C) any other material change in any member of the Company Group’s management, business or corporate structure, (D) seeking to have any member of the Company Group waive or make amendments or modifications to its organizational documents, or other actions that may impede or facilitate the acquisition of control of any member of the Company Group by any Person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(v)     any request or proposal to waive, terminate or amend the provisions of this Agreement if such request or proposal would require GSO, the GSO Funds or any member of the Company Group to make a public announcement;

(vi)    any proposal, arrangement or other statement that is inconsistent with the terms of this Agreement, including without limitation this Section 2.1; or

(d)     knowingly instigate, encourage or assist any third party (including, without limitation, forming a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with any such third party, provided that the inclusion of GSO, the GSO Funds and any fund or account managed, advised or sub-advised by or Controlled by GSO or its Affiliates as members of a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which The Blackstone Group L.P. and its other Affiliates are members shall not constitute a breach or violation of this Section 2.1(d)) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 2.1(c); or

(e)     take any action which would require any member of the Company Group to make a public announcement regarding any of the actions set forth in Section 2.1(c) (provided that any public disclosure by the Company of a change of Beneficial Ownership of Common Stock by GSO and the GSO Funds or by any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which GSO and the GSO Funds are members with The Blackstone Group L.P. as a result of a filing on Schedule 13D or Schedule 13G shall not constitute a breach or violation of this Section 2.1(e)).

Section 2.2       Standstill Exceptions. Notwithstanding any other provision hereof, the parties hereto agree that the restrictions contained in Section 2.1 shall:

(a)     not apply to transactions in any equity or debt securities of any member of the Company Group by any pension plan, 401(k) plan or other employee benefit plan or discretionary investment fund administered for the benefit of the directors, officers or employees of GSO, any GSO Fund or their respective Affiliates; provided, that such activities are not in connection with any intention, plan or arrangement to influence or acquire control over any member of the Company Group’s management, Board or policies;

(b)     not prohibit any of the GSO Funds or their respective Affiliates from privately communicating with, including without limitation making any offer or proposal to, the Board of the Company, subject to Section 2.1(f);

(c)     not prohibit any transfer which is otherwise permitted under Section 2.3 and/or Section 2.4; and

(d)     terminate and be of no further force and effect on the Standstill Termination Date.

Section 2.3   Transfer Restrictions. Without limiting the restrictions set forth in Section 2.4, each of the GSO Funds agrees that it shall not (and such GSO Fund shall cause its Affiliates not to), without the prior written consent of the Company, transfer any Voting Securities (or any securities convertible into or exercisable for Voting Securities) directly or indirectly (by merger, consolidation, operation of law or otherwise):

(a)     to, or in a transaction with, any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) where any such Person or “group” would acquire in such transaction or, to the knowledge of such GSO Fund after reasonable inquiry, owns or would own, following such transaction, Beneficial Ownership of an aggregate number of Voting Securities representing 4.9% or more of the Voting Power or 4.9% or more of the issued and outstanding Common Stock; or

(b)     to, or in a transaction with, any Person, or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that, to the knowledge of the GSO Funds after reasonable inquiry, competes directly or indirectly with the business of the Company in any material respect;

provided that the restrictions in this Section 2.3 shall (i) not apply to any Voting Securities (or any securities convertible into or exercisable for Voting Securities) transferred pursuant to a public distribution in compliance with any applicable requirements of U.S. federal or state securities laws (including without limitation Rule 144 under the Securities Act) and (ii) in the case of an investment fund, limited liability company or partnership which is an Affiliate of such GSO Fund, not apply to the transfer of any Voting Securities (or any securities convertible into or exercisable for Voting Securities) to a limited partner of such fund, member of such limited liability company or limited or general partner of such general or limited partnership, or to any other Affiliate of a GSO Fund that in each case agrees to be bound by the provisions contained in this Agreement.

Section 2.4       Lockup.  Without the prior written consent of the Company, except as specifically provided below, each GSO Fund shall not (and each GSO Fund shall cause its Affiliates not to), during the period commencing on the date hereof and ending on the second anniversary of the date of the Anadarko Closing, (x) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Securities (other than the Offered Stock) or (y) directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Securities (other than the Offered Stock), regardless of whether any transaction described in clauses (x) or (y) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.  Notwithstanding the foregoing, and subject to the conditions below, each GSO Fund and its Affiliates may (a) transfer any Securities (or any securities convertible into or exercisable for Securities) to any limited partner of any investment fund, member of any limited liability company or limited or general partner of any general or limited partnership, in each case which is an Affiliate of a GSO Fund, or to any other Affiliate of a GSO Fund, provided, that in each case such Person agrees to be bound by the provisions contained in this Agreement, (b) transfer Securities to the Company pursuant to any net exercise or net settlement of any Common Stock pursuant to the terms of the Warrant Agreement and (c) transfer Securities in connection with any foreclosure by a lender of borrowed money which was secured by a bona fide pledge of the Securities.  Notwithstanding the foregoing, if the Anadarko Closing does not occur, the two year period referred to above shall commence on the date hereof and end on the second anniversary of the date hereof.  For the avoidance of doubt, none of the restrictions or limitations imposed on each of the GSO Funds or its Affiliates pursuant to this Section 2.4 shall apply with respect to the Offered Stock.

Section 2.5        Voting.  During the period commencing on the date hereof and ending on the Standstill Termination Date, each of the GSO Funds:

(a)     shall (and shall cause its Affiliates to) take such action (including, without limitation, if applicable, through the execution of one or more written consents if stockholders of the Company are requested to vote through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company) at each meeting of the stockholders of the Company as may be required so that all shares of issued and outstanding Voting Securities of the Company Beneficially Owned, directly or indirectly, by it and/or by any of its Affiliates are voted in the same manner (“for,” “against,” “withheld,” “abstain” or otherwise) as recommended by the Board of the Company to the other holders of Voting Securities (including without limitation with respect to director elections) of the Company; provided, that the foregoing shall not apply in the event that the Board of the Company recommends that the other holders of Voting Securities vote against the Company’s approval of a “Sale Transaction” (as defined in the Joint Development Agreement);

(b)     shall (and shall cause its Affiliates to) be present, in person or by proxy, at all meetings of the stockholders of the Company so that all shares of issued and outstanding Voting Securities of the Company Beneficially Owned by it or them from time to time may be counted for the purposes of determining the presence of a quorum and voted in accordance with Section 2.5(a) at such meetings (including without limitation at any adjournments or postponements thereof). The foregoing provision shall also apply to the execution by such Persons of any written consent in lieu of a meeting of holders of Voting Securities of the Company; and

(c)      subject to the proviso in Section 2.5(a), shall (and shall cause their respective Affiliates to) vote (or cause to be voted) or to act by written consent all securities of the Company Group Beneficially Owned by it that are not Voting Securities as directed or recommended by the Board of the Company and shall cause such other securities to be counted as present for the purposes of establishing a quorum, to the extent applicable.

Section 2.6       Exceptions to Transfer Restrictions; Early Termination.  Notwithstanding Section 2.3 and 2.4, each of the GSO Funds and their respective Affiliates shall be permitted to transfer Securities in any of the following transactions to the counterparties in such transactions, but not otherwise:

(a)     the Company, with the approval of a majority of the Board of the Company, enters into an agreement with any Person or group (none of which is an Affiliate of the GSO Funds) providing for (i) an offer to be made to purchase 50% or more of the outstanding shares of Common Stock or all or substantially all of the assets of the Company; or (ii) the merger or consolidation of the Company with or into any other person in which (A) either the Company’s outstanding capital stock shall be converted into cash or other property, or a majority of the outstanding voting stock of the surviving corporation immediately following such merger or consolidation will not be owned by Persons who were stockholders of the Company immediately before the merger or consolidation, and (B) notice of a meeting of shareholders of the Company called to consider such agreement shall be given by or at the direction of the Board of the Company;

(b)     any tender offer or exchange offer made to the holders of the Company’s outstanding Common Stock (so long as such offer is not made by the GSO Funds or any of their Affiliates) and with respect to which the Company, with the approval of a majority of the Board of the Company, has recommended that the Company’s stockholders accept such offer.

(c)     The restrictions in Sections 2.3 and 2.4 shall terminate (i) upon any transfer in accordance with clause (i) of the proviso of Section 2.3 or a foreclosure in accordance with clause (c) of the second sentence of Section 2.4, (ii) on the occurrence of a Bankruptcy Event of the Company and (iii) with respect to any Securities which are the subject of the transactions referred to in Sections 2.6(a) or (b) which are transferred in accordance with the consummation of such transactions.

Article III

MISCELLANEOUS

Section 3.1       Communications.  All notices and other communications provided for hereunder shall be in writing and shall be given by hand delivery, electronic mail, registered or certified mail, return receipt requested, regular mail or air courier guaranteeing overnight delivery to the following addresses:

if to the Company to:

Sanchez Energy Corporation
1000 Main Street

Suite 3000

Houston, Texas 77002

Attention:  Gregory Kopel
Email: gkopel@sanchezog.com

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld, LLP

1111 Louisiana Street, Suite #44

Houston, TX 77002

Attention: David Elder

Facsimile: 713-236-0822

Email: delder@akingump.com

if to the GSO Funds to:

c/o GSO Capital Partners
1111 Bagby Street, Suite 2050
Houston, Texas 77002

Attention:  Robert Horn

Email:  robert.horn@gsocap.com

with a copy to :

c/o GSO Capital Partners
345 Park Avenue, 31st Floor
New York, New York  10154

Email:  GSO Legal@gsocap.com

GSOValuationsGroup@gsocap.com

with a copy to (which shall not constitute notice):

Andrews Kurth Kenyon LLP

4200 Travis Street

Suite 4200

Houston, Texas 77002

Attention:  G. Michael O’Leary

Jon W. Daly

Email:  moleary@andrewskurth.com

jondaly@andrewskurth.com

or to such other address as may be specified in a notice given pursuant to this Section 3.1.  All notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered; (ii) when notice is sent by the sender and the recipient has read the message, if sent by electronic mail; (iii) upon actual receipt if sent by registered or certified mail, return receipt requested, or regular mail, if mailed; or (iv) upon actual receipt when delivered to an air courier guaranteeing overnight delivery.  The parties may change the address to which notices are to be given by giving five (5) days' prior notice of such change in accordance herewith.

Section 3.2      Construction; Interpretation.  The Sections and other headings and subheadings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.   Unless otherwise specified, all references to days or months shall be deemed to refer to a section or subsection of this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” shall mean “including, without limitation.”  Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof.  Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof.  The use of the words “or,” “either” and “any” shall not be exclusive.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 3.3        Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties. All of the terms, covenants and agreements contained in this Agreement are solely for the benefit of the parties hereto, and their respective successors and assigns, and no other parties (including, without limitation, any other Stockholders or creditor of the Company, or any director, officer or employee of the Company) are intended to be benefitted by, or entitled to enforce, this Agreement.

Section 3.4        Assignment of Rights.  No party hereto may transfer or assign any portion of its rights and obligations under this Agreement without the prior written consent of the other party hereto.

Section 3.5       Recapitalization, Exchanges, etc. Affecting the Stock.  The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all interests of the Company Group or any successor or assign of any member of the Company Group (whether by merger, consolidation, sale of assets or otherwise), which may be issued in respect of, in exchange for or in substitution of, such interests, and shall be appropriately adjusted for combinations, stock or other splits, recapitalizations, pro rata distributions and the like occurring after the date of this Agreement.

Section 3.6       Aggregation of Securities.  All equity securities of the Company Group held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights and applicability of any obligations under this Agreement.

Section 3.7       Specific Performance.  Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.

Section 3.8      Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. A signed copy of this Agreement delivered by facsimile, portable document format (PDF) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.  This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (i) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (ii) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section 3.9        Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.10     Governing Law.  This Agreement is governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any law other than the law of the State of Delaware.

Section 3.11     Jurisdiction.  Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable.  The parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  In addition, each of the parties hereby irrevocably and unconditionally agrees (1) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (2)(A) to the extent that such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal processes and notify the other parties of the name and address of such agent, and (B) to the fullest extent permitted by law, that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable law, service made pursuant to (2)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 3.12      WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 3.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 3.13     Severability of Provisions.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

Section 3.14     Entire Agreement; Integrated Transactions.  This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein as intended by the parties hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject manner contained herein and therein.  This Agreement, the other Basic Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.  Each of the parties hereto acknowledges and agrees that in executing this Agreement (i) the intent of the parties in this Agreement and the other Basic Documents shall constitute an unseverable and single agreement of the parties with respect to the transactions contemplated hereby and thereby, (ii) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Agreement and the other Basic Documents are anything other than a true single agreement relating to such matters and (iii) the matters set forth in this Section 3.14 constitute a material inducement to enter into this Agreement and the other Basic Documents and to consummate the transactions contemplated hereby and thereby.  Each of the parties hereto stipulates and agrees (i) not to challenge the validity, enforceability or characterization of this Agreement and the other Basic documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (ii) this Agreement and the other Basic Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any party and (iii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 3.14.

Section 3.15     No Partnership.  No partnership, joint venture or joint undertaking is intended to be, or is, formed between the parties hereto or any of them by reason of this Agreement or the transactions contemplated herein.

Section 3.16     Amendment.  This Agreement may be amended only by means of a written amendment signed by the Company and the GSO Funds.

Section 3.17     No Presumption.  In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.18     Obligations Limited to Parties to Agreement.  Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the GSO Funds (and their transferees or assignees) and the Company shall have any obligation hereunder and no recourse under this Agreement shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of any of the GSO Funds or the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of any of the GSO Funds or the Company or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, securityholder or Affiliate of any of the foregoing, as such, for any obligations of any of the GSO Funds or the Company under this Agreement or for any claim based on, in respect of or by reason of such obligation or its creation.

Section 3.19     Further Assurances.  The Company and each of the GSO Funds shall cooperate with each other and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement. The GSO Funds agree that they shall not direct any Person to undermine or breach the terms and conditions set forth herein.

Section 3.20     Cumulative Remedies.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

SANCHEZ ENERGY CORPORATION

By:	/s/ Antonio R. Sanchez, III
Name:	Antonio R. Sanchez, III
Title:	Chief Executive Officer

GSO FUNDS:

GSO CAPITAL OPPORTUNITIES FUND III LP
By:	GSO Capital Opportunities Associates
III,LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

GSO ENERGY SELECT OPPORTUNITIES
FUND LP
By:	GSO Energy Select Opportunities
Associates LLC, its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

GSO ENERGY PARTNERS-A LP
By:	GSO Energy Partners-A Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

GSO ENERGY PARTNERS-B LP
By:	GSO Energy Partners-B Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

GSO ENERGY PARTNERS-C LP
By:	GSO Energy Partners-C Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

GSO ENERGY PARTNERS-C II LP
By:	GSO Energy Partners-C Associates II LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

GSO ENERGY PARTNERS-D LP
By:	GSO Energy Partners-D Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

GSO ENERGY MARKET OPPORTUNITIES
FUND II LP
By:	GSO Energy Market Opportunities
Associates LLC,
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

GSO CREDIT ALPHA TRADING (CAYMAN) LP
By:	GSO Capital Partners LP,
its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

GSO HARRINGTON CREDIT ALPHA FUND
(CAYMAN) L.P.
By:	GSO Capital Partners LP,
its investment manager

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

GSO CAPITAL SOLUTIONS FUND II
(LUXEMBOURG) S.A.R.L.

By:	/s/ Jean-Claude Koch
Name:	Jean-Claude Koch
Title:	A Manager

By:	/s/ William Foot
Name:	William Foot
Title:	B Manager

GSO CAPITAL SOLUTIONS FUND II LP
By:	GSO Capital Solutions Associates II LP,
its general partner
By:	GSO Capital Solutions Associates II LP,
(Delaware) LLC
its general partner

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person